Exhibit 99.2

USANA Health Sciences, Inc.
Q1 2017 Management Commentary, Results and Outlook

First quarter net sales increased 6.2% to $255.3 million, up 8.8% in constant currency
Number of active Customers[1] at quarter-end increased 8.1% to 574,000
First quarter EPS of $0.86, or $0.91 excluding incremental expense related to the Company’s internal investigation of its China operations disclosed in February 2017
G. Douglas Hekking named as new Chief Financial Officer
Company reiterates 2017 Outlook

May 3, 2017

Overview

The first quarter was a solid start to another promising year for USANA with continued top-line growth.  Excluding the $0.05 per share impact of additional expenses related to our internal investigation of our China operations, which we first disclosed in February 2017, bottom-line results were essentially in-line with our expectations.   Importantly, worldwide active Associates and active Preferred Customers grew on 7both a sequential and year-over-year basis.  Total active Customers grew 8.1% to a record 574,000 worldwide.  Active Customer growth remains our highest priority as we strive to improve the health and nutrition of individuals and families around the world.

During the quarter, we continued to pursue our objective of enhancing our Preferred Customer program by initiating a Preferred Customer Invitation Plan in the United States.  Under this plan, we invited active Associates in the United States, who met certain criteria, to become Preferred Customers.

1 The term “active Customers” refers to the combined total of active Associates and active Preferred Customers as of April 1, 2017.  During the first quarter, we initiated our Preferred Customer Invitation Plan in the United States and, pursuant to this invitation, 16,000 active Associates in the United States became Preferred Customers.  To avoid confusion in reporting changes in the number of active Associates and Preferred Customers as a result of this invitation plan, we are reporting total active Customers.  The tables, which are part of this release, however, will continue to separately disclose the number of active Associates and active Preferred Customers with footnotes disclosing changes to each respective category in light of the Preferred Customer Invitation Plan.

For several years, we have collected and analyzed a variety of data on our active Associates, including:

  Product purchases and sales volume;
  Compensation earned from product sales;
  Attendance at sales meetings and events; and
  Enrollment of other Associates or Preferred Customers.

This data, along with our communications with Associates, strongly indicate that we have a significant population of individuals who historically joined USANA as Associates but are interested only in purchasing and consuming our products.  The invitation plan allowed these Associates to reconsider their classification with the Company as either an Associate or Preferred Customer.  Pursuant to this invitation, during the first quarter of 2017, 16,000 active Associates in the United States became Preferred Customers.  This invitation plan will allow us to further personalize USANA to these individuals and enhance our overall customer service.  During the remainder of 2017, we will offer the same invitation to Associates in our other markets around the world.  To avoid confusion in reporting changes in the number of active Associates and Preferred Customers as a result of this invitation plan, we are reporting total active Customers.  We will, however, continue to separately disclose the number of active Associates and active Preferred Customers with footnotes disclosing changes to each respective category.

Our growth in both total active Customers and net sales continues to be driven by our Asia Pacific region.  We recently held our annual Asia Pacific Convention in Singapore, where we had thousands of Associates in attendance.  This event serves as an excellent platform for our Associates to celebrate their success, engage with management and receive additional training.  Our Associates leave this event with a great deal of motivation, which we anticipate will help build momentum across USANA’s Asia Pacific markets.

Q1 2017 Results

Net sales for the first quarter of 2017 increased 6.2% to $255.3 million, compared with $240.4 million in the prior-year period.  A stronger U.S. dollar negatively affected net sales by $6.2 million for the quarter with $6.1 million of that change attributable to mainland China.  Net sales increased 8.8% on a constant currency basis during the first quarter of 2017.  Net sales growth was driven by 8.1% growth in the number of active Customers and also modestly benefitted from our annual price adjustment.

Net earnings for the first quarter decreased by 4.2% to $21.4 million, compared with $22.3 million during the prior-year period.  Higher operating expenses, primarily in SG&A expense, and a higher effective tax rate negatively impacted net earnings during the quarter.  These were partially offset by improved gross margins.

Earnings per diluted share for the first quarter decreased 3.4% to $0.86, compared with $0.89 in the prior year period.  This decrease in earnings per diluted share is the result of lower net earnings, partially offset by a lower diluted share count.  The expense related to China and the Company’s internal investigation negatively impacted diluted earnings per share by approximately $0.05.  Weighted average diluted shares outstanding were 25.0 million as of the end of the first quarter of 2017, compared with 25.2 million in the prior-year period.  The Company did not repurchase any shares during the quarter and finished the quarter with $176.3 million in cash and cash equivalents and no debt.  As of May 2, 2017, $35.4 million remains available under the current share repurchase authorization.

Quarterly Income Statement Discussion

Gross margins improved 110 basis points from the prior year to 83.3% of net sales.  On a year-over-year basis, gross margins benefited from favorable currency changes in markets outside of China as well as our annual price adjustment.  With the exception of China, where products are manufactured in-market, changes in currency exchange rates affect the valuation of U.S. manufactured inventory that is transferred to international subsidiaries.  Comparatively, USANA recognized a negative currency impact on gross margins for the first quarter of 2016, resulting in a favorable year-over year comparison for the first quarter of 2017.  Gross margins also benefited from production efficiencies during the first quarter of 2017 associated with increased production levels primarily related to our new China facility.

Associate Incentives increased 60 basis points from the prior year to 45.3% of net sales. The increase in Associate Incentives expense, as a percentage of net sales, was primarily due to higher than anticipated incremental cost related to Associate incentive trips during the quarter.

Selling, general and administrative expense increased 150 basis points from the prior year to 25.1% of net sales. Selling, general and administrative expense was higher due to incremental expense related to China and the Company’s previously disclosed internal investigation, as well as continued investments in information technology and infrastructure.  Costs associated with this investigation totaled approximately $2.1 million for the first quarter.

The effective tax rate increased 360 basis points from the prior year to 36.0% of net sales.  The effective tax rate for the first quarter was higher due, in large part, to a decrease in excess tax benefits associated with the accounting standard update ASU 2016-09 (Topic 718) - Improvements to Employee Share-Based Payment Accounting.

Regional Financial Results

Asia Pacific Region: Q1 2017 Net sales of $195.1 million; 76.4% of Consolidated Net Sales

Net Sales in the Asia Pacific region increased 10.6% year-over-year, despite a negative $5.7 million impact from a stronger U.S. dollar.  Net sales increased 13.8% on a constant currency basis.  The number of active Customers in the region increased by 12.2% year-over-year.

Greater China: Net sales in Greater China increased 12.6% year-over-year, but increased 17.4% on a constant currency basis.  Currency fluctuations reduced net sales by $5.6 million in this region.  The number of active Customers in the Greater China region increased 16.0% year-over-year.  In mainland China, local currency sales increased 21.0% and the number of active Customers by 18.2%.

Southeast Asia Pacific: Net sales in the Southeast Asia Pacific region increased 3.2% year-over-year and increased 4.5% on a constant currency basis.  Growth in the region was led by Malaysia, Thailand, Singapore and Indonesia.  The number of active Customers in the Southeast Asia Pacific increased a modest one percent.

North Asia: Net sales in North Asia increased 22.7% year-over-year.  Sales growth was driven by 20.0% Customer growth in this region.  South Korea continued to drive growth in this region, where the number of active Customers increased 21.7% year-over-year.

Americas and Europe Region: Q1 2017 Net Sales of $60.2 million, 23.6% of Consolidated Net Sales: In the Americas and Europe region, net sales decreased 5.9%.  The decrease in net sales resulted from a 13.1% decline in the U.S., which was partially offset by strong constant currency sales growth in Mexico.  The number of active Customers in the region decreased 1.9%.  We continue to focus on improving our sales and customer growth in the United States with new leadership as well as initiatives being implemented.

China Business

With respect to the anonymous short-seller blog post that appeared last week on Seeking Alpha, the Company previously disclosed via Form 8-K filed on Friday, April 28 that the post contains distortions of fact that lead to misleading conclusions about the Company’s Chinese operations (run by our subsidiary, BabyCare, Ltd).  While the Company can point to distortions in each of the claims in the post, it points to the following as examples:

1.

The Company’s China operations continue in the ordinary course of business. BabyCare's Associates continue to sell products and enroll customers and, consequently, BabyCare generated double-digit sales and customer growth year-over-year during the first quarter of 2017. Additionally, BabyCare is not subject to any new regulatory mandates or decrees from the Chinese government. Nor has the Chinese government imposed any new restrictions on BabyCare’s cash and liquidity in China or its ability to repatriate cash.

2.

No employees or Associates of BabyCare are under arrest by the Chinese government and no BabyCare bank accounts are frozen by the Chinese government. During the first quarter of 2017, however, an inquiry from a provincial-level regulator was received and promptly resolved by BabyCare. Certain individuals at BabyCare were initially detained for questioning and one of BabyCare's bank accounts was preliminarily attached by the regulator. Communications with the regulator were initiated by BabyCare and the bank account hold was promptly relinquished and such individuals were also released from inquiry. A fine was issued in a BabyCare Associate’s name and paid by BabyCare in connection with resolving this matter. This matter was closed during the quarter and the Company does not view it as quantitatively material to the quarter nor BabyCare's ongoing operations in China. As disclosed in risk factors in the Company’s periodic reports filed with the Securities and Exchange Commission:

Chinese regulators regularly monitor and make inquiries about the business activities of direct sellers in China and have done so with BabyCare.  These inquiries or complaints may result in the Chinese government investigating the particular complaint or BabyCare's business in general. There have been instances where inquiries or complaints about BabyCare's business have resulted in warnings from the Chinese government and/or the payment of fines by BabyCare.

3.	Neither USANA nor BabyCare have been assessed fines in Shanxi, Shanghai and Guangdong.

4.

BabyCare has been granted licenses to engage in direct selling in 12 municipalities/provinces in China. With respect to the eight licenses granted in 2016, BabyCare has received the official license grant documentation from the Chinese Ministry of Commerce (“MOFCOM”) for these licenses and is in the process of completing certain paperwork and reporting requirements so that the licenses will be listed on the MOFCOM website. BabyCare is also working to obtain similar direct sales licenses in other provinces.

5.

In connection with the Company’s remediation efforts under the internal investigation, BayCare’s President, Mr. Liu, and others, have essentially been placed on leave. The Company’s remediation efforts in this regard include a review of several BabyCare positions and employees.

Outlook

We continue to expect fiscal 2017 to be another record revenue year for USANA.  As we celebrate USANA’s 25th anniversary, we are implementing several strategies to ensure that (i) our products remain at the forefront of science; (ii) our infrastructure is sound; and (iii) our technology supports our growing customer base and enhances their overall experience.  We remain focused on these long-term growth strategies to ensure that our next 25 years are as successful as the first.

On the product front, we will continue to leverage our recently introduced Incelligence™ technology, which was well received at the 2016 International Convention.  Incelligence™ is USANA’s proprietary, patent-pending, technology that is designed to support your body’s natural ability to nourish, protect and renew itself.  To leverage this technology, we will continue to launch the Incelligence™ platform in additional markets around the world.  Additionally, we will incorporate this proprietary technology into new products and offerings that will occur in the second half of the year.  In particular, we believe that these offerings could be beneficial in our efforts to return our U.S. business to growth.  The Incelligence™ platform represents the future of USANA’s product portfolio and is intended to keep USANA at the forefront of nutritional supplementation.

We will continue to build upon the infrastructure investments we completed in 2016, particularly those made in China. Our new China production facility is now fully operational and providing us with the production capacity we need in China for our continued growth in this important market. Also, our new Preferred Customer Invitation Plan is helping us to further advance our Personalization Strategy.  By more accurately categorizing our customer base, we can begin tailoring our marketing efforts while supporting the needs of our Associates and Preferred Customers appropriately.  We are also working on a rewards and loyalty program to help us realize the growth opportunity presented by a focused Preferred Customer program.

Finally, we will continue to invest in information technology and infrastructure to continue to improve the experience of doing business with USANA around the world.  As technology continues to play a larger role in how customers shop and conduct business, it’s important that we provide our customers with an excellent shopping experience.  Similarly, our Associates need technology that maximizes their returns on business building efforts.

In light of our first quarter performance and the foregoing growth strategies and investments, we are reiterating consolidated net sales and earnings per share outlook for fiscal year 2017:

  Consolidated net sales between $1.04 billion and $1.07 billion, representing approximate growth between 3.4% and 6.4% percent
  Earnings per share between $3.80 and $4.10

The Company’s outlook reflects:

  A continued negative impact from currency fluctuations, which the Company currently estimates will reduce net sales by approximately $40 million for the full-year;
  Relative gross margin and Associate incentives expense similar to 2016 operating results;
  An operating margin similar to levels achieved in 2016 due to continued investments in the business; and
  An effective tax rate of 34.6%, which excludes any potential impact from ASU 2016-09; and
  A diluted share count of approximately 25.1 million.

Our outlook for 2017 projects solid constant-currency growth in net sales, led again by our Asia Pacific region.  It also anticipates the incremental investments in the business noted above that are intended to drive customer growth across our regions.  We remain confident in these strategies and the short and long-term growth of USANA.

Kevin Guest

CEO

Douglas Hekking

CFO

Forward-Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.  Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, risks associated with our international expansion and operations, and risks associated with the internal investigation into BabyCare’s operations.  The contents of this document should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

Investors contact:	Patrique Richards
Investor Relations
(801) 954-7823
investor.relations@us.usana.com

Media contact:	Dan Macuga
Public Relations
801-954-7280

Non-GAAP Financial Measures

Constant currency net sales, earnings, EPS and other currency-related financial information (collectively, “Financial Results”) are non-GAAP financial measures that remove the impact of fluctuations in foreign-currency exchange rates and help facilitate period-to-period comparisons of the Company’s Financial Results and thus provide investors an additional perspective on trends and underlying business results.  Constant currency Financial Results are calculated by translating the current period's Financial Results at the same average exchange rates in effect during the applicable prior-year period and then comparing this amount to the prior-year period's Financial Results.

Additionally, EPS results for a reporting period which exclude incremental expense related to the Company’s internal investigation in China are non-GAAP financial measures that are intended to help facilitate period-to-period comparisons of the Company’s Financial Results.  Such EPS results are calculated by (i) calculating the total incremental expense related to the internal investigation after taxes; and (ii) dividing the expense by the total number of diluted shares outstanding for the applicable reporting period.